Exhibit 10.4

PROMISSORY NOTE

$3,300,000.00	March 14, 2012

1.	Agreement to Pay. For value received, DC-2775 Northwoods Parkway, LLC, a Delaware limited liability company, with its mailing address at c/o John Carter, manager, 4211 West Boy Scout Blvd., Suite 500, Tampa, FL 33607 (“Borrower”) agrees and promises to pay to the order of American Family Life Insurance Company, an insurance corporation organized and existing under and by virtue of the laws of the State of Wisconsin, its endorsees, successors and assigns, at its office at Investment Division, 6000 American Parkway, Madison, WI 53783-0001 (“American Family”) or at such other address as American Family may from time to time designate, the principal sum of Three Million Three Hundred Thousand and No/100 Dollars ($3,300,000.00) or so much as may from time to time be disbursed hereon, together with interest on the unpaid principal balance hereof from the date hereof until said amounts shall have been paid in full at the rate provided for herein and all other sums due as provided herein, payable in lawful money of the United States of America, which shall be legal tender for public and private debt at the time of payment (the “Loan”).

2.	Interest Rate. The outstanding principal balance hereof shall bear interest at a rate of Five and one-quarter percent (5.25%) per annum computed on the basis of the actual days elapsed, on the assumption that each month contains thirty (30) days and each year contains three hundred sixty (360) days.

3.	Monthly Payment. Principal and interest upon this Note shall be paid as follows:

(a)

A payment of all interest to accrue hereon from the Disbursement Date to and including the 10th day of the month following the month during which the Disbursement Date occurs shall be due on the Disbursement Date. For purposes hereof, the “Disbursement Date” shall be the date on which the disbursement of Loan proceeds shall occur. Thereafter, principal and interest shall be paid to American Family in consecutive equal monthly payments. Monthly payments shall be determined by reference to the Amortization Schedule attached as Exhibit A and incorporated herein as though fully set forth in the text of this Note. The Amortization Schedule reflects a Twenty (20) year (360-day year) amortization of the principal amount of the Note with interest computed on the declining principal balance at the fixed rate of 5.25% per annum.

(b)	This Note shall mature and be paid in full on April 10, 2022.

(c)

If Borrower is in compliance with all terms and provisions of the Loan Documents and does not owe any sums to American Family pursuant to the Loan Documents other than regularly scheduled future payments of principal and interest, then all monthly Loan payments received by American Family from Borrower during the term of this Loan shall be applied first to interest and then to principal in accordance with the Amortization Schedule attached to this Note. However, in the event Borrower is not in compliance with all terms and provisions of the Loan Documents and such non-compliance continues beyond any applicable opportunity to cure period, or owes any sums to American Family under the Loan Documents other than regularly scheduled future payments of principal and interest, any payments received by American Family may be applied by American Family to any amounts due under any Loan Documents in such order as American Family may, in its sole discretion, determine, notwithstanding the application of regularly scheduled monthly payments shown by the Amortization Schedule attached to this Note.

(d)	All payments hereunder which are due on a Saturday, Sunday or Federal holiday shall be deemed to be payable on the next business day.

(e)	Interest shall commence on the date the Loan funds are disbursed by American Family.

4.	Default Interest Rate. Upon the occurrence of an uncured Event of Default and the expiration of any applicable opportunity to cure under the Security Deed, the entire Indebtedness shall, without further notice, become immediately due and payable at the option of American Family. Upon the earlier of: (a) the date on which the Indebtedness is accelerated by American Family, or (b) if no cure period is provided in the Loan Documents for such Event of Default, the date such Event of Default occurs, or (c) if a cure period is provided for such Event of Default in the Loan Documents and such Event of Default is not cured after provision of notice and the applicable opportunity to cure, the date of mailing such notice, the interest rate payable under the Loan Documents shall thereafter increase and shall be payable on the whole of the unpaid principal balance at the Default Rate. Any interest calculated at the Default Rate shall be due and payable immediately without further notice or demand. The interest component of any regularly scheduled payment of principal and interest not paid when due in accordance with the Amortization Schedule shall be deemed so much additional principal and shall bear interest from the due date at the Default Rate. Such increase in the interest rate shall be applicable whether or not American Family has exercised its option to accelerate the maturity of the Note and declare the entire Indebtedness to be due and payable. The Default Rate shall continue until Borrower has cured all defaults as permitted herein or Borrower has paid all Indebtedness in full, whichever shall occur first. This provision shall not be deemed to excuse an uncured default and shall not be deemed a waiver of any other rights American Family may have, including the right to declare the entire Indebtedness immediately due and payable. Any contrary provision herein notwithstanding, upon an uncured Event of Default described in Section 6.1(c) of the Security Deed, then the entire Indebtedness shall, without further notice, become immediately due and payable at the option of American Family.

5.	Late Charge. Any monthly installment payment or other payment, including monthly payments of escrows for Impositions and/or insurance premiums required by the Security

Deed or any other Loan Document, not timely paid by Borrower shall be subject to a noncumulative late payment charge equal to five percent (5%) of the amount of such payment. The Late Charge shall apply individually to all payments past due with no daily adjustment and shall be used to defray the cost to American Family incident to collecting such late payment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights American Family may have, including the right to declare the entire Indebtedness immediately due and payable. Borrower agrees that all such Late Charges represent reasonable compensation to American Family for administrative costs incurred by American Family as a direct and proximate result of late payments by Borrower.

6.	Security. This Note is given to evidence an actual loan in the above amount and is the Note referred to in and secured by:

(a)	The Deed to Secure Debt, Assignment of Rents and Security Agreement given by Borrower to American Family of even date herewith (“Security Deed”), encumbering certain real property and the improvements thereon located in Gwinnett County, Georgia (the “Premises”); and

(b)	The Assignment of Leases and Rents given by Borrower, as assignor, to American Family, as assignee, of even date herewith (“Assignment”), assigning to American Family all of the rents, issues, profits and leases of the Premises; and

(c)	The Guaranty given by Guarantor to American Family of even date herewith guarantying the payment of certain obligations of Borrower under the Loan Documents; and

(d)	Other Loan Documents given by Borrower to American Family of even date herewith.

Reference is made to the Security Deed, the Assignment, the Guaranty, and the other Loan Documents, which are incorporated herein by reference as fully and with the same effect as if set forth herein at length, for descriptions of the Premises, statements of the covenants and agreements, statements of the rights and remedies and securities afforded thereby, and all other matters contained therein.

7.	Recourse. American Family shall have full recourse for payment of the Indebtedness to the security described in Section 6(a) and 6(b), above, and limited recourse to the other assets of Borrower as set forth in Section 21 of this Note.

8.	Default and Acceleration. If an uncured Event of Default occurs and continues after the expiration of any applicable opportunity to cure period, the entire Indebtedness shall, without further notice, become immediately due and payable at the option of American Family.

9.	Prepayment Privilege. No portion of the outstanding principal balance of this Note, other than required monthly installment payments, may be paid during the term of this Note unless such prepayment is approved in writing by American Family, except in accordance with the following provisions and conditions:

(a)

During the first four (4) Loan Years, this Note shall be closed to prepayment. Any prepayment of all or any portion of the principal balance of this Note for whatever reason, whether voluntary or involuntary, prior to the end of the fourth (4th) Loan Year, should American Family choose, at its sole option, to accept such prepayment, shall be subject to a prepayment premium equal to five percent (5%) of the amount of principal prepaid;

(b)

In the event of any prepayment of all or any portion of the principal balance of this Note during the fifth (5th) and through the tenth (10th) Loan Years, Borrower shall be subject to and shall pay to American Family contemporaneously with such prepayment a prepayment premium computed as a percentage of the principal prepaid as specified below:

Loan Year	Premium

5	3%
6	3%
7	2%
8	2%
9	1%
10	1%

(c)	Notwithstanding anything to the contrary herein, prepayments which are beyond the reasonable control of Borrower, and which also result from the application of proceeds from condemnation or from the application of proceeds from insurance coverage payable by reason of an occurrence such as an act of God shall not be subject to a prepayment premium, all as set forth in the Security Deed;

(d)	No prepayment premium shall be due upon payment at maturity or upon payment occurring during the ninety (90) day period prior to maturity;

(e)	Any partial prepayment for any purpose shall require acknowledgement by Borrower prior to credit of such prepayment of a revised amortization schedule of the Loan balance after application of the partial prepayment. Such revised amortization schedule as a result of such partial prepayment, shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments as originally provided in the Note, unless American Family otherwise agrees in writing;

(f)	Any prepayment shall be made only upon sixty (60) days advance written notice to American Family, or alternatively, in exchange for a cash management fee equal to the greater of (i) One-quarter Percent (0.25%) of the prepaid principal amount or (ii) One Thousand Dollars ($1,000), payable upon prepayment in addition to any required prepayment premium, upon less than sixty (60) but at least three (3) business days advance written notice. Such notice and prepayment shall neither suspend nor be construed to suspend required monthly installment payments of principal and interest.

Borrower expressly agrees that any prepayment premium paid by Borrower in accordance with this Note or any other Loan Document shall constitute additional bargained-for consideration given by Borrower to American Family in order to induce American Family to make the Loan to Borrower.

10.	Payment Upon Event of Default. Upon the occurrence of an uncured Event of Default under the Note and/or any other Loan Document and the expiration of any applicable opportunity to cure period and following acceleration of maturity of the Note by American Family, a tender of payment of, or entry of judgment for, the amount necessary to satisfy the entire unpaid principal balance due and payable shall be deemed to constitute an attempted evasion of the aforesaid restrictions on the right of prepayment and shall be deemed a prepayment of the Note. Such payment or judgment must, therefore, include the prepayment premium then in effect under the terms of the Note. Borrower understands and agrees that American Family shall have the right, but not the obligation, to include and bid in such prepayment premium as an amount due American Family in connection with any foreclosure proceedings.

11.	Effect of Application of Insurance or Condemnation Proceeds. Notwithstanding anything herein to the contrary, in the event that American Family elects to apply the proceeds of a condemnation award or insurance settlement on the Premises toward the reduction of the principal balance of the Note pursuant to the terms of the Security Deed, and the proceeds thereof do not pay in full the balance outstanding on the Note, then the payments on the unpaid principal balance shall be subject to and made in accordance with a new Amortization Schedule to be issued by American Family to Borrower.

12.	Costs of Collection. Borrower agrees that if, and as often as, the Note is placed in the hands of an attorney for collection or to defend or enforce any of American Family’s rights thereunder, or under any other Loan Document, Borrower will pay to American Family its reasonable attorneys’ and paralegals’ fees and costs, including all fees and costs incurred in litigation, mediation, arbitration, bankruptcy and administrative proceedings, and appeals therefrom, and all court costs and other expenses, including, but not limited to, appraisal fees and costs of environmental review, incurred in connection therewith. The provisions of this Section shall apply whether such fees, costs or expenses are incurred prior to or after such proceedings. Whenever reference is made to the payment of “attorneys’ fees,” “reasonable attorneys’ fees” or words of similar import in this Note or any of the other Loan Documents, the same shall mean and refer to the payment of actual attorneys’ fees incurred based upon the attorney’s normal hourly rate and the number of hours worked, and not the statutory attorneys’ fees defined in O.C.G.A. Section 13-1-11.

13.	Interest Limitations. All agreements between Borrower and American Family are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Indebtedness or otherwise, shall the amount of interest paid or agreed to be paid to American Family for the use, forbearance, loaning or detention of the Indebtedness exceed the maximum permissible interest rate under applicable law. If, from any circumstances whatsoever, fulfillment of any provisions of any of the Loan Documents shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity. If, from any circumstances, American Family should ever receive as interest an amount which would exceed the highest lawful interest rate, such amount which would be in excess of such highest lawful interest rate shall be applied to reduction of the principal balance evidenced by the Note and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and American Family and shall be binding upon and available to any subsequent holder of the Note.

14.	Waivers by Borrower. Except as otherwise expressly provided in the Loan Documents, Borrower:

(a)	Consents, without affecting its liability, to the granting, with or without notice, of any extension or alteration of time for payment of any sum or sums due under the Loan Documents, or for the performance of any covenant, condition or agreement contained herein or therein on the ground of any other indulgence, or the taking or releasing or subordinating of any security for the Indebtedness or the acceptance of additional security of any kind, or any other modification or amendment of the Loan Documents (except insofar as any such modification or amendment results in an increase of the Indebtedness), any release of, or resort to any party liable for payment hereof, and agrees that such action will in no way release or discharge the liability of such parties, whether or not granted or done with the knowledge or consent of such parties;

(b)	Waived and renounces, to the extent permitted by applicable law, all rights to any moratorium, reinstatement, marshaling, extension, appraisement, exemption and homestead provisions now provided, or which may hereafter be provided by the Constitution or laws of the United States of America or applicable state law, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note and the Loan Documents; and

(c)	Waives any right of set off and/or recoupment against American Family in connection with claims against American Family relating to any other claim Borrower now or at any time hereafter may have against American Family. This subsection 14(c) shall not be construed as a waiver of any right Borrower may have to assert through a separate action or proceeding any claim that it now or at any time hereafter may have against American Family.

15.	No Waiver by American Family.

(a)	American Family shall not be deemed to have waived any of its rights or remedies under this Note or the other Loan Documents unless such waiver is expressed in writing by American Family, and no delay or omission by American Family in exercising, or failure by American Family on any one or more occasions to exercise, any of American Family’s rights under the Loan Documents, or at law or in equity, including, without limitation, American Family’s right, after the occurrence of any uncured Event of Default and the expiration of any applicable opportunity to cure period, to declare the entire Indebtedness immediately due and payable, shall be construed as a novation of this Note or shall operate as a waiver or prevent the subsequent exercise of any or all such rights.

(b)	Acceptance by American Family of any portion or all of any sum payable under the Loan Documents, whether before, on or after the due date of such payment, shall not be a waiver of American Family’s right either to require prompt payment when due of all other sums payable or to exercise any of American Family’s rights, powers and remedies under the Loan Documents. A waiver of any right in writing on one occasion shall not be construed as a waiver of American Family’s rights to insist thereafter upon strict compliance with the terms of the Loan Documents. No exercise of any right, power or remedy by American Family under this Note, the Security Deed securing the Note or any Loan Document shall constitute or be deemed to constitute an election of remedies by American Family precluding the subsequent exercise by American Family of any or all of the rights, powers and remedies available to it under the Loan Documents, or at law or in equity. American Family shall, at all times, have the right to proceed against any portion of the Collateral in such order and manner as American Family may deem fit, without waiving any rights with respect to any Collateral.

16.	Disbursements. Funds representing the proceeds of the Loan which are disbursed by American Family by mail, wire transfer or other delivery to Borrower, to escrows or otherwise for the benefit of Borrower shall, for all purposes, be deemed outstanding and to have been received by Borrower as of the date of such mailing, wire transfer, or other delivery and until repaid, notwithstanding the fact that such funds may not at any time have been remitted from such escrows to Borrower or for its benefit.

17.	Exempted Transaction. Borrower agrees that (i) the payment obligations evidenced by this Note and the Loan Documents are exempted transactions under the Truth in Lending Act, 15 USC §§ 1601, et seq.; (ii) the proceeds of the Loan evidenced by this Note will not be used for the purchase of registered equity securities within the purview of Regulation “U” issued by the Board of Governors of the Federal Reserve System; and (iii) on the Maturity Date hereof, American Family shall not have any obligation to refinance the Indebtedness evidenced by this Note or to extend further credit to Borrower.

18.	Captions. The captions to the sections of this Note are for convenience only and shall not be deemed part of the text of the respective sections and shall not vary, by implication or otherwise, any of the provisions of this Note.

19.	Notices. All notices required or committed to be given to Borrower or American Family shall be given in the manner and to the place as provided in the Security Deed for notices to American Family or Borrower.

20.	Limitations on Sale or Financing. The Security Deed includes certain limitations on the right of Borrower to sell, convey, contract to sell, assign or encumber any property, real or personal, encumbered by the Security Deed. Reference to the Security Deed must be made for the terms of these provisions. Such provisions are incorporated herein by this reference.

21.	Limited Recourse to the Borrower. Except as otherwise provided in this Section 21, it is understood and agreed that American Family’s recourse for payment of the Indebtedness, and American Family’s monetary remedies under this Note and the Loan Documents, shall be limited to the Premises, the improvements, furnishings, equipment, leases and rents on which the Security Deed and the Assignment constitute a lien. American Family will not seek judgment for deficiency or take any action against the Borrower or Guarantor for payment of the Indebtedness, except such action as may be necessary at law or in equity to realize its lien upon the Premises or the improvements, furnishings, equipment, leases and rents on which the Assignment and the Security Deed constitute a lien. The foregoing notwithstanding, it is expressly understood and agreed that the aforesaid limitation on liability shall in no way affect the continued liability of the Borrower or Guarantor for the payment to American Family of the following:

(a)	any Loss incurred by American Family due to:

(i)	an intentional act of Fraud; or

(ii)	any Lease Modification; or

(iii)	damage to or destruction of the Premises caused by any act of arson by Borrower, Guarantor or any of their affiliates or agents, or that is not covered by insurance; or

(iv)	waste of the Premises due to an act or the gross negligence of Borrower or a Guarantor; or

(v)	Borrower’s misapplication or misappropriation, with respect to the Premises, of: (a) rents received from a Tenant after the occurrence of and during the continuance of an Event of Default under any of the Loan Documents after the expiration of any applicable opportunity to cure period, or (b) Tenant security deposits or rents collected from a Tenant in advance, or (c) insurance or condemnation proceeds; or

(vi)	amounts owed to American Family under the Environmental Indemnity, ADA Indemnity or Brokerage Indemnity; and,

(b)	all unpaid property taxes which have accrued against the Premises prior to repayment of the Indebtedness; and

(c)	any fees and costs including attorneys fees incurred by American Family in enforcing and collecting any amounts due under the Loan Documents.

(d)	all Indebtedness without limitation if:

(i)	a sale or other transfer of an interest in the Premises or Borrower which is not permitted under the Loan Documents occurs; or

(ii)	a voluntary bankruptcy or insolvency proceeding involving Borrower or any Guarantor as debtor occurs; or

(iii)	an involuntary bankruptcy or insolvency proceeding involving Borrower or any Guarantor as debtor occurs (other than one filed by American Family) which is not dismissed within ninety (90) days of filing; or

(iv)	provided an Event of Default under the Loan Documents has occurred, Borrower or any Guarantor attempts to prevent or delay the exercise of any of American Family’s remedies under any loan document.

As used in this Section, “Loss” shall mean any claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind and nature (including, but not limited to, attorneys’, experts’ and consultants’ fees and expenses).

Notwithstanding anything to the contrary in the Loan Documents, and except for costs subject to indemnification under either the Environmental Indemnity or ADA Indemnity, Borrower shall not be liable for any operating costs of the Premises attributable to any period of time when rents are being paid directly to a receiver or to American Family, or when Borrower and any assignee(s) permitted under the Loan Documents or otherwise approved by American Family no longer have any ownership interest in the Premises, unless any such party’s lack of ownership interest results from an Ownership Interest Impairment.

Borrower agrees and affirms that the provisions of this Note represent bargained-for consideration provided by Borrower to American Family in exchange for American Family’s agreement to allow Borrower to avoid general liability for all principal and interest due under this Note. The limitation of Borrower’s liability under the Note shall not limit Borrower’s liabilities under the Environmental Indemnity, ADA Indemnity and Brokerage Indemnity

The liability of Borrower under this Section 21 shall survive any release, termination, satisfaction or foreclosure of the Security Deed or the acceptance of a deed in lieu of foreclosure of the Security Deed.

22.	Miscellaneous. The provisions of this Note may not be waived, changed or discharged orally, but only by an agreement in writing signed by Borrower and American Family; and any oral waiver, change or discharge of any term or provision of this Note shall be without authority and of no force or effect. The invalidity or unenforceability of any term or provision of this Note shall not affect the validity or enforceability of any other term or provision of this Note.

All terms used in this Note which appear in boldface type and are not defined herein, shall have the meaning ascribed to such term or terms in the Security Deed.

This Note shall be freely and unconditionally assignable by American Family without any restriction whatsoever.

This Note shall be binding upon Borrower its successors and assigns and the terms and provisions hereof shall inure to the benefit of any subsequent holder of this Note.

23.	Time. Time is of the essence in the performance of each of the provisions of this Note by Borrower.

24.	Governing Law. This Note is given by Borrower and accepted by American Family in the State of Georgia and this Note, the Loan, the Loan Documents, and the rights and obligations arising thereunder, shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and performed in such state.

25.	Jurisdiction and Venue. Any legal action against Borrower with respect to the Loan may be brought in the courts of the State of Georgia and Borrower hereby irrevocably and unconditionally accepts for Borrower the jurisdiction of said courts.

26.

Jury Trial. NEITHER BORROWER, NOR ANY MEMBER OF BORROWER, NOR ANY OTHER PARTY TO ANY OF THE AGREEMENTS ASSOCIATED WITH THE LOAN OTHER THAN A TENANT, NOR ANY ASSIGNEE, SUCCESSOR, EXECUTOR, PERSONAL REPRESENTATIVE OR HEIR OF THE FOREGOING, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEEDINGS BASED UPON OR ARISING OUT OF THE LOAN DOCUMENTS, THE PREMISES, OR ANY COLLATERAL, FOR THE PAYMENT OF THE NOTE OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG SUCH PERSONS OR ENTITIES, OR ANY OF THEM. NEITHER BORROWER, NOR ANY MEMBER OF BORROWER, NOR ANY SUCH ABOVE-DESCRIBED OTHER PERSON OR ENTITY, SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE

PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. BORROWER HEREBY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY AMERICAN FAMILY THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH AMERICAN FAMILY HAS RELIED, IS RELYING AND WILL RELY IN MAKING THE LOAN. BORROWER ALSO ACKNOWLEDGES THAT IT HAS CONSULTED WITH AN ATTORNEY AND FULLY UNDERSTANDS THE LEGAL EFFECT OF THE PROVISIONS OF THIS SECTION.

IN WITNESS WHEREOF, Borrower has executed this Note, as of the date and year first above written.

DC-2775 NORTHWOODS PARKWAY, LLC,
a Delaware limited liability company

By:	Carter Validus Operating Partnership, LP,
a Delaware limited partnership, its manager

	By:	Carter Validus Mission Critical REIT, Inc.,
a Maryland corporation, its general partner

		By:	/s/ John E. Carter
John E. Carter,
Chief Executive Officer